UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 29, 2005

Madison River Capital, LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-36804	56-2156823
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S Employer Identification No.)

103 South Fifth Street

Mebane, North Carolina 27302

(Address of Principal Executive Offices, Including Zip Code)

(919) 563-1500

(Registrant’s Telephone Number, Including Area Code)

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On July 29, 2005, Madison River Capital, LLC (the “Company”) entered into a $550.0 million credit facility consisting of a $475.0 million, seven-year term loan provided by a syndicate of banks and a $75.0 million, seven-year revolving credit facility provided by the Rural Telephone Finance Cooperative. Lead arrangers and co-syndication agents for the new credit facility were Merrill, Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Goldman Sachs Credit Partners L.P. (“Goldman Sachs”). Along with Merrill Lynch and Goldman Sachs, Lehman Brothers Inc. (“Lehman Brothers”) served as a joint bookrunner on the new credit facility and an affiliate of Lehman Brothers, Lehman Commercial Paper Inc., will serve as the administrative agent and the collateral agent.

On December 23, 2004, Madison River Communications Corp., an entity formed to serve as the successor to the Company’s parent, Madison River Telephone Company, LLC (“MRTC”), filed a Registration Statement on Form S-1 with the Securities and Exchange Commission for the purpose of registering its common stock in connection with an initial public offering. The Form S-1 has not yet become effective and remains in the registration process with the Securities and Exchange Commission. Lehman Brothers, Merrill Lynch and Goldman Sachs each are serving as an underwriter for this initial public offering.

Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, is the sole lender under a credit agreement with Madison River Telephone Company, LLC.

In the ordinary course of business, Lehman Brothers, Merrill Lynch and Goldman Sachs and their affiliates have provided financial advisory, investment banking and general financing and banking services to the Company and certain of its affiliates for customary fees. In addition, these companies or their affiliates may be parties to hedging agreements the Company may enter under its new credit facility.

The term loan bears variable interest, at the Company’s option, at either (a) a base rate, as defined in the credit agreement, plus 1.5% or (b) a London interbank offered rate (“LIBOR”) plus 2.5%. Interest is payable quarterly. Although the term loan initially bears interest at the base rate option, it will be converted to the LIBOR rate option effective August 3, 2005. The new credit agreement requires the Company to enter into interest rate hedge agreements within six months of the closing date of the transaction that cover a minimum of 50% of the combined principal amount of the Company’s and MRTC’s long-term debt for a minimum period of two years. The Company is currently evaluating hedging options with various banks and expects to enter into hedging agreements within the allowed time period.

The revolving line of credit bears interest that is payable quarterly at the Rural Telephone Finance Cooperative’s line of credit base rate plus 0.5% per annum (8.05% at August 2, 2005). The line of credit remains undrawn and is fully available to the Company for general business purposes.

The term loan has no scheduled amortization of principal until the maturity of the credit agreement in July 2012. However, under the credit agreement, the Company is permitted to make voluntary prepayments of the term loan and revolving line of credit without premium or penalty, other than standard breakage costs. Subject to certain conditions and exceptions, the Company will make mandatory prepayments of borrowings under the term loan and then repay borrowings under the revolving credit facility with (i) the net cash proceeds from the sale or disposition of certain assets, (ii) the net cash proceeds from certain debt and equity issuances and (iii) 50% of its net excess cash flow as defined in the credit agreement.

The Company is permitted under the credit agreement to use 100% of gross excess cash flow, as defined in the credit agreement, to repay its remaining outstanding 13.25% senior notes (the “Senior Notes”), and, subject to limitations contained in the Senior Note indenture, make distributions to MRTC to be used to repay its long-term debt and, subject to certain leverage ratios contained in the credit agreement, pay dividends.

Under the terms of the credit agreement, the Company is required to comply with certain financial ratios and administrative and financial covenants. The Company is, among other things, restricted in its ability to (i) incur additional indebtedness, (ii) make restricted payments or pay dividends, (iii) redeem or repurchase equity interests, (iv) make various investments or other restricted payments, (v) create certain liens or use assets as security in other transactions, (vi) sell certain assets or utilize certain asset sale proceeds, (vii) merge or consolidate with or into other companies or (viii) enter into certain transactions with affiliates.

The credit facility is secured by a first mortgage lien on the operating assets and revenues of the Company and those of MRTC and the Company’s first-tier, wholly-owned subsidiaries, Madison River Holdings Corp., Madison River Finance Corp. and Madison River Communications, LLC (collectively, the “Loan Parties”). In addition, the non-Company Loan Parties have guaranteed the credit facility and each Loan Party has pledged the equity interests in each wholly-owned subsidiary that it owns in support of the credit facility.

ITEM 9.01. Financial Statements and Exhibits

(c)	Exhibits.

10.1	Credit Agreement dated as of July 29, 2005 between Madison River Capital, LLC and the Lenders

10.2	Security Agreement dated July 29, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MADISON RIVER CAPITAL, LLC

Date: August 2, 2005		/s/ PAUL H. SUNU
	Name:	Paul H. Sunu
	Title:	Managing Director, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Credit Agreement dated as of July 29, 2005 between Madison River Capital, LLC and the Lenders

10.2	Security Agreement dated July 29, 2005